Exhibit 99.1

Contact:

Charles & Colvard Ltd.

Jim Braun, Chief Financial Officer

(919) 468-0399 Ext. 224

jbraun@moissanite.com

Investor Relations

Bill Zima/Jean Fontana

Integrated Corporate Relations

(203) 682-8200

wzima@icrinc.com

Charles & Colvard Announces Strategic Review--Updates Fiscal 2007 Financial Guidance--

MORRISVILLE, N.C., January 14, 2008 — Charles & Colvard, Ltd., (NASDAQ GS: CTHR), the sole source of moissanite, a created jewel available for use in fine jewelry, today announced that the Company has engaged Kanter International, a Philadelphia-based business and brand building consulting firm, to provide a high-level independent assessment of the Company's current business model and provide recommendations for improved sales performance.

The business model review will include evaluating the Company's current supply chain, sales distribution channels and marketing program. In addition, Kanter International will identify internal and external resources, both human capital and financial support, required to implement any changes in our business model.

Bob Thomas, Chairman and Chief Executive Officer commented, "While we have achieved increased consumer awareness over the last year and consistently maintained a healthy gross margin rate of between 70%-75%, we have not achieved the level of revenue growth we anticipated. Therefore the Board of Directors, with the full support of management, issued a request for a proposal from various strategic consulting firms early in the fourth quarter.  Kanter International has been selected based on its track record in assisting a diverse array of clients in improving performance."

Dr. Frederick Russ, the lead outside director at the Company stated, "Identifying Kanter International for this engagement is the result of a board initiative begun several months ago. We are delighted to be working with them to identify strategic and resource deployment steps we can implement to regain revenue growth momentum. We believe that Kanter's recommendations will be highly beneficial to us, as we advance our efforts to build our brand and capitalize on the growth opportunities that exist for our Company. We intend to disclose any material developments with respect to this strategic review once Kanter International has completed its review and the Board has assessed their recommendations, which is expected by early second quarter."

Financial Outlook

The Company has not yet completed its financial review of the 2007 fourth quarter ending December 31, 2007 however, based on the sales information as of January 11, 2008, the Company currently expects fiscal 2007 revenue to be in the range of $27.0 million to $28.4 million. This compares to prior fiscal 2007 revenue guidance of $30 million to $33 million. The Company maintains its outlook for gross profit margin in the range of 70% to 75% for fiscal 2007 and for marketing and sales expense to be in the range of approximately 49% to 53% of total net sales.

As noted above, the Company is in the process of finalizing its fourth quarter financial statements.  Accordingly, the preliminary results described in this press release for the Company's fiscal year ended December 31, 2007 are subject to further adjustments and such adjustments could be material.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ GS: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole-source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability and rarity. Currently used in fine jewelry, Charles & Colvard created Moissanite ™ is primarily marketed to the self-purchasing woman as the perfect reward or indulgence for a woman celebrating her achievements, whether personal or professional, big or small. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

About Kanter International

Kanter International is a business and brand building company founded in Philadelphia, Pennsylvania in 1998. Since the firm was launched, Kanter International has helped numerous companies, ranging from emerging to mature corporations, build their business and brand hand-in-hand, based on a blend of business consultation, research-based strategy and marketing services. The senior team applies its experience in such companies as IKEA, the Body Shop, David's Bridal, Campbell's, Urban Outfitters, And 1, Evian and Michelin to help clients maximize growth. Current clients include Lord & Taylor, Everlast Worldwide, Herman Miller, Joseph Abboud, Guitar Center, China Grill Management and Nina Footwear, just to name a few. www.kanterinternational.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future.  You should be aware that although the forward-looking statements included herein represent management's current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to the Company's ability to manage growth effectively, dependence on Cree, Inc. as the current supplier of the substantial majority of the raw material, ability to develop a material second source of supply, dependence on a limited number of jewelry manufacturing customers, dependence on continued growth and consumer acceptance of the Company's products, in addition to the other risks and uncertainties described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.